AMENDMENT NO. 2

TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is dated as of January 30, 2020, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (“VALIC”), a Texas Corporation, and Franklin Advisers, Inc. (the “Sub-Adviser”).

RECITALS

WHEREAS, VALIC and VALIC Company I entered into an Investment Advisory Agreement dated January 1, 2002 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), with respect to the Covered Funds reflected in Schedule A of the Advisory Agreement; and

WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated December 5, 2005 (as amended, restated or otherwise modified from time to time, the “Sub-Advisory Agreement”), with respect to the Global Strategy Fund, a Covered Fund; and

WHEREAS, the parties wish to amend Schedule A to the Sub-Advisory Agreement to reflect the revised subadvisory fee schedule of the Global Strategy Fund.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment. Schedule A to the Sub-Advisory Agreement is hereby amended to reflect the revised subadvisory fee schedule of the Global Strategy Fund.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Sub-Advisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Sub-Advisory Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY		FRANKLIN ADVISERS, INC.

By:	/s/ THOMAS M. WARD	By:	/s/ EDWARD D. PERKS
Name:	THOMAS M. WARD	Name:	EDWARD D. PERKS
Title:	Vice President, Investments	Title:	President, Franklin Advisers, Inc.

SCHEDULE A

COVERED FUND(S)

Effective January 30, 2020

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

Covered Fund	Fee

Global Strategy Fund	0.28% on assets up to $500 million
0.24% on assets over $500 million